SHENANDOAH TELECOMMUNICATIONS COMPANY

                                    124 South Main Street
                                      Edinburg, Virginia



                           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD APRIL 20, 1999

                                                          March 26, 1999




TO THE STOCKHOLDERS OF SHENANDOAH TELECOMMUNICATIONS COMPANY:

        The annual meeting of stockholders of Shenandoah Telecommunications Company will be held in the Social Hall of the Edinburg Fire Department, Stoney Creek Boulevard, Edinburg, Virginia, on Tuesday, April 20, 1999, at 11:00 a.m. for the following purposes:

1. To elect three Class I Directors to serve until the 2002 Annual Stockholders' Meeting;

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business March 23, 1999, will be entitled to vote at the meeting.

        Lunch will be provided.


                                         By Order of the Board of Directors

                                         Harold Morrison, Jr.
                                         Secretary





                                    IMPORTANT

     YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED STAMPED (FOR U. S. MAILING) ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING IN PERSON, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES. SEE PROXY STATEMENT ON THE FOLLOWING PAGES.

                                 PROXY STATEMENT




                                                    P. O. Box 459
                                                    Edinburg, VA 22824

                                                    March 26, 1999




TO THE STOCKHOLDERS OF SHENANDOAH TELECOMMUNICATIONS COMPANY:

        Your proxy in the enclosed form is solicited by the management of the Company for use at the Annual Meeting of Stockholders to be held in the Social Hall of the Edinburg Fire Department, Stoney Creek Boulevard, Edinburg,
Virginia, on Tuesday, April 20, 1999, at 11:00 a.m., and any adjournment thereof.

     The mailing address of the Company's executive offices is P. O. Box 459, Edinburg, Virginia 22824.

        The Company has 8,000,000 authorized shares of common stock, of which 3,755,760 shares were outstanding on March 23, 1999. This proxy statement and the Company's annual report, including financial statements for 1998, are being mailed on or about March 26, 1999, to approximately 3,700 stockholders of record on March 23, 1999. Only stockholders of record on that date are entitled to vote. Each outstanding share will entitle the holder to one vote at the Annual Meeting. No director, officer, or other party beneficially owns as much as five percent of the outstanding shares of the common stock of the Company. The Company intends to solicit proxies by the use of the mail, in person, and by telephone. The cost of soliciting proxies will be paid by the Company.

        Executed proxies may be revoked at any time prior to exercise. Proxies will be voted as indicated by the stockholders. Executed but unmarked proxies will be voted "FOR" the election of the three nominees for Class I Directors.


                            THE ELECTION OF DIRECTORS

                         Directors Standing for Election

        There are currently nine directors (constituting the entire Board of Directors of the Company), divided into three classes. The current term of Class I Directors expires at the 1999 Annual Meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class I Directors, be re-elected to Class I for a new term of three years and until their successors are duly elected and qualified.

        The proxy holders will vote the proxies received by them (unless contrary instructions are noted on the proxies) for the election of the three nominees as directors, all of whom are now members of and constitute the Class I Directors. If any such nominees should be unavailable, the proxy holders will vote for substitute nominees in their discretion. Stockholders may withhold the authority to vote for the election of directors or one or more of the nominees. Directors will be elected by a plurality of the votes cast. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. The names and principal occupation of the three nominees, six current directors and executive officers are indicated in the following table, and the number and percentage of shares of Common Stock beneficially owned by each as of the Record Date is also shown.

                               BOARD OF DIRECTORS


                               Year
                               Elected          Principal Occupation and Other
    Name of Director         Director    Age  Directorships for Past Five Years
--------------------------  ----------- ----- ----------------------------------
        (1)                    (2)                          (3)

                       Nominees for Election of Directors

Class I (Terms expires 2002) - The directors standing for election are:
 Douglas C. Arthur            1997       56   Attorney-at-Law; Dir.,
                                              First National Corp.

 Harold Morrison, Jr.         1979       69   Chairman of the Board, Woodstock
 Secretary of the Co.                         Garage, Inc. (an auto sales &
                                              repair firm); Dir., First Virginia
                                              Bank-BR

 Zane Neff                    1976       70   Retired Manager, Hugh Saum Co.,
 Asst. Secretary of the Co.                   Inc. (a hardware and furniture
                                              store); Dir., Crestar Bank


                         Directors Continuing in Office

Class II (Terms expires 2000)
 Noel M. Borden               1972       62   Pres., H. L. Borden Lumber Co. (a
 Vice President                               retail building materials firm);
                                              Chairman of the Board, First
                                              National Corp.

 Ken L. Burch                 1995       54   Farmer

 Grover M. Holler, Jr.        1952       78   Pres., Valley View, Inc. (a real
                                              estate developer)

Class III (Terms expires 2001)
 Dick D. Bowman               1980       70   Pres., Bowman Bros., Inc.; Dir.,
 Treasurer of the Co.                         Shen. Valley Elec. Coop.; Dir.,
                                              The Rockingham Group; Dir., Old
                                              Dominion Electric Coop.

Christopher E. French         1996       41   Pres., Shenandoah
 President                                    Telecommunications Co. & its
                                              Subsidiaries; Dir., First National
                                              Corp.

 James E. Zerkel II           1985       54   Vice Pres., James E. Zerkel, Inc.
                                              (a hardware firm); Dir., Shen.
                                              Valley Elec. Coop.; Member,
                                              Shenandoah County Industrial
                                              Development Auth.

(1) The directors who are not full-time employees of the Company were compensated in 1998 for their services on the Board and one or more of the Boards of the Company's subsidiaries at the rate of $385 per month plus $385 for each Board meeting attended. Additional compensation was paid to certain non-employee directors who also serve as Vice President, Secretary, Assistant Secretary, and Treasurer, for their services in these capacities, in the amounts of $1,420, $2,960, $1,420, and $2,960, respectively.
(2) Years shown are when first elected to the Board of the Company or the Company's predecessor, Shenandoah Telephone Company. Each nominee has served continuously since the year he joined the Board.
(3) Each director also serves as a director of one or more of the Company's subsidiaries.

                  Attendance of Board Members at Board and Committee Meetings

        During 1998, the Board of Directors held 14 meetings. All of the directors attended at least 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors; and (2) the total number of meetings held by all committees of the Board on which they served.

                   Standing Audit, Nominating, and Compensation Committees
                                  of the Board of Directors

1. Audit Committee - The Finance Committee of the Board of Directors, consisted of the following directors: Dick D. Bowman (Chairman), Grover M. Holler, Jr., and Noel M. Borden. It performed a function similar to that of an Audit Committee. This committee is responsible for the employment of outside auditors and for receiving and reviewing the auditor's report. During 1998 there was one meeting of the Finance Committee. Additional business of the committee was conducted in connection with the regular Board meetings.
2. Nominating Committee - The Board of Directors does not have a standing Nominating Committee.
3. Compensation Committee - The Personnel Committee of the Board of Directors, consisted of the following directors: Noel M. Borden (Chairman), Harold Morrison, Jr., and. James E. Zerkel. This committee performed a function similar to that of a Compensation Committee. It is responsible for the wages, salaries, and benefit programs for all employees. During 1998 there were two meetings of this committee.



                                     CERTAIN TRANSACTIONS

        In 1998, the Company purchased vehicles and received services from Mr. Morrison's company in the amount of $147,965.31; and, purchased supplies and received services from Mr. Zerkel's company in the amount of $9,649. Management believes that each of the companies provides these services to the Company on terms comparable to those available to the Company from other similar companies. No other director is an officer, director, employee, or owner of a significant supplier or customer of the Company.

                                       STOCK OWNERSHIP

        The following table presents information relating to the beneficial ownership of the Company's outstanding shares of common stock by all directors, executive officers, and all directors and officers as a group.

                                    No. of Shares
   Name and Address               Owned as of 2-1-99         Percent of Class
-------------------------------------------------------------------------------
                                         (1)                        (2)
Douglas C. Arthur                        1,440                       *
       Strasburg, VA 22657
Noel M. Borden                          18,546                       *
       Strasburg, VA 22657
Dick D. Bowman                          45,364                      1.21
       Edinburg, VA 22824
Ken L. Burch                            45,172                      1.20
       Quicksburg, VA 22847
Christopher E. French                  139,527                      3.72
       Woodstock, VA 22664
Grover M. Holler, Jr                    70,736                      1.88
       Edinburg, VA 22824
Harold Morrison, Jr                     21,028                       *
       Woodstock, VA 22664
Zane Neff                                7,716                       *
       Edinburg, VA 22824
James E. Zerkel II                       4,498                       *
       Mt. Jackson, VA 22842
David E. Ferguson                        1,036                       *
       Edinburg, VA 22824
William L. Pirtle                          305                       *
       Woodstock, VA 22664

Total shares beneficially owned by
14 directors and officers as a group   366,332                      9.75

(1) Includes shares held by relatives and in certain trust relationships, which may be deemed to be beneficially owned by the nominees under the rules and regulations of the Securities and Exchange Commission; however, the inclusion of such shares does not constitute an admission of beneficial ownership.
(2) Asterisk indicates less than 1%.


                                  SUMMARY COMPENSATION TABLE

        The following Summary Table is furnished as to the salary and incentive payment paid by the Company and its subsidiaries on an accrual basis during the fiscal years 1996, 1997, and 1998 to, or on behalf of, the chief executive officer and each of the other executive officers who earn more than $100,000 per year.

                                                                Long-Term
                                    Annual Compensation        Compensation
Name and Principal                             Incentive              Other
    Position                  Year   Salary($) Payment($) Options(#)Compensation
($)(1)

Christopher E. French         1998   $148,318   $ 38,041       489   $  7,849
     President                1997    136,491     12,405       471      7,291
                              1996    130,612     11,013        --      6,778

David E. Ferguson             1998    101,204     16,232       361      7,096
     Vice President-          1997     94,141      5,981       352      6,647
     Customer Service         1996     91,270      6,134        --      5,807
William L. Pirtle             1998     96,990     15,991       329      6,196
     Vice President-          1997     84,904      5,981       307      5,773
     Personal Comm. Service   1996     86,035      6,134        --      5,325

(1) Includes amounts contributed by the Company under its 401(k) and Flexible Benefits Plans, each of which is available to all regular Company employees.


                               OPTION GRANTS TABLE
                        Option Grants in Last Fiscal Year

                                Individual Grants
                                -----------------                   Potential
                                                               Realizable Value
                                                               at Assumed Annual
                        Options  Granted To  Or Base           Appreciation For
                        Granted  Employees   Price   Expiration   Option Term
   Name                (Shares)    Year     Per Share    Date     5%(1)   10%(1)
   ----                --------  ---------- --------- ---------  ------  ------
Christopher E. French      489      3.1%    $20.59    2/09/2003  $2,782  $6,147
David E. Ferguson          361      2.3%     20.59    2/09/2003   2,054   4,538
William L. Pirtle          329      2.1%     20.59    2/09/2003   1,872   4,136


(1) In order to realize the potential value set forth, the price per share of the Company's common stock would be approximately $26.28 and $33.16, respectively, at the end of the five-year option term.


                    OPTION EXERCISES AND YEAR END VALUE TABLE
     Aggregated Option Exercises in Last Fiscal Year and FY-End Option Value

                                                No. of            Value of
                                              Unexercised       Unexercised
                                                Options/        in the Money
                                             FY-End (Shares)  Options/FY-End ($)
                    Shares Acquired   Value    Exercisable/      Exercisable/
  Name               on Exercise    Realized   Unexercisable    Unexercisable
  ----              --------------- --------   -------------    -------------
Christopher E. French         0         0       235 / 725           0 / 0
David E. Ferguson             0         0       176 / 537           0 / 0
William L. Pirtle             0         0       153 / 483           0 / 0

Average reported price for transactions reported to the Company during 1998 was $19.94.

                                       RETIREMENT PLAN

        The Company maintains a noncontributory defined benefit Retirement Plan for its employees. The following table illustrates normal retirement benefits based upon Final Average Compensation and years of credited service. The normal retirement benefit is equal to the sum of:

        (1) 1.14% times Final Average Compensation plus 0.65% times Final Average Compensation in excess of Covered Compensation (average annual compensation with respect to which Social Security benefits would be provided at Social Security retirement age) times years of service (not greater than 30); and
        (2) 0.29% times Final Average Compensation times years of service in excess of 30 years (such excess service not to exceed 15 years).



                            Estimated Annual Pension
                            ------------------------
                            Years of Credited Service
                            -------------------------
        Final Average
        Compensation    15          20          25          30          35
        --------------------------------------------------------------------
        $ 20,000     $ 3,420     $ 4,560     $ 5,700     $ 6,840     $ 7,130
          35,000       6,174       8,232      10,290      12,348      12,856
          50,000      10,202      13,602      17,003      20,403      21,128
          75,000      16,914      22,552      28,190      33,828      34,916
         100,000      23,627      31,502      39,378      47,253      48,703
         125,000      30,339      40,452      50,565      60,678      62,491
         150,000      37,052      49,402      61,753      74,103      76,278
         160,000      39,737      52,982      66,228      79,473      81,793

        Covered Compensation for those retiring in 1999 is $33,060. Final Average Compensation equals an employee's average annual compensation for the five consecutive years of credited service for which compensation was the highest. The amounts shown as estimated annual pensions were calculated on a straight-life basis assuming the employee retires in 1999. The Company did not make a contribution to the Retirement Plan in 1998, as the Plan was adequately funded. Christopher French, David Ferguson, and William Pirtle had 17 years, 31 years and 6 years, respectively, of credited service under the plan as of January 1, 1999.




                   COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The members of the Personnel Committee of the Board of Directors of the Company perform the function of a Compensation Committee. The Committee's approach to compensation of the Company's executive officers, including the chief executive officer, is to award a total compensation package consisting of salary, annual and long-term incentives, and fringe benefit components, which recognizes that the compensation of executive officers should be established at levels which are consistent with the Company's objectives and achievements. The compensation package, and the Committee's approach to setting compensation, is to provide base salaries at levels that are competitive with amounts paid to senior executives with comparable qualifications, experience, and responsibilities. The annual incentive compensation is approved upon achievement of corporate objectives. The longer-term incentive compensation, consisting of the Company's Incentive Stock Option Plan, is closely tied to the Company's success in achieving increases in the Company's stock price, thereby benefiting all shareholders. The Committee reviews industry compensation surveys, and compares compensation data from public filings by other publicly held companies in our industry and market region. In setting the compensation of the executive officers other than the Chief Executive Officer, the Committee receives and accords significant weight to the input of the Chief Executive Officer.

        The Committee has recognized the success of the Company's executives in accomplishing the Company's various strategic objectives, and has taken into account management's commitment to the long-term success of the Company. The Company has continued to expand its product and service offerings and has also continued its expansion beyond its traditional geographic base. The Company has also continued to focus its efforts on increasing earnings and on providing superior customer service while controlling operating costs. These actions in turn will assist the Company in meeting the challenge of achieving growth in an increasingly competitive telecommunications industry. Based upon its evaluation of these and other relevant factors, the Committee is satisfied that the executives have contributed positively to the Company's long-term financial performance.

        The annual base salary of the Chief Executive Officer is determined by the Committee in recognition of his leadership role in formulating and executing strategies for responding to the challenges of our industry, and the Committee's assessment of his past performance and its expectation for his future contributions in leading the Company. The 1998 base salary was not set in response to attainment of any specific goals by the Company, although the Committee took into consideration his individual contributions to the Company's performance, reflected by the 25% increase in operating income and net income.

        The annual incentive plan stresses improvement in both financial performance, as measured by increases in net income, and service provided to the Company's customers, as measured by trouble reports from customers. Specific target goals are set each year. In 1998, as a result of its large increase in earnings and significant improvement in service, the Company reached over 165 percent of its combined goals. These improvements resulted in increases to incentive payments made to the Company's president and other executive officers.

        The long-term incentive plan involves most employees of the company, and incentive stock options are currently being granted on a formula related to base salary. Rewards under this plan for the executive officers, as well as all participating employees, is dependent upon increases in the market price of the Company's stock.


                           Submitted by the Company's Personnel Committee:


                            Noel M. Borden, Chairman
                            Harold Morrison, Jr.
                            James E. Zerkel II






                           FIVE-YEAR STOCKHOLDER RETURN COMPARISON



        The Securities and Exchange Commission requires that the Company include in its Proxy Statement a line graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with a performance indicator of the overall stock market and either a nationally recognized industry standard or an index of peer companies selected by the Company. The broad market index used in the graph is the NASDAQ Market Index. The S&P Telephone Index consists of the regional Bell Operating Companies, GTE, ALLTEL, and Frontier Corporation.

The Company's stock is not listed on any national exchange or NASDAQ; therefore, for purposes of the following graph, the value of the Company's stock, including the price at which dividends are assumed to have been reinvested, has been determined based upon the average of the prices of transactions in the Company's stock that were reported to the Company in each fiscal year.

        Comparison of Five-Year Cumulative Total Return* among Shenandoah Telecommunications Company, NASDAQ Market Index, and S&P Telephone Index

                           1993     1994      1995      1996      1997      1998

Shenandoah               100.00    95.52    103.00    107.13    103.02    102.32

NASDAQ Stock Market      100.00    97.75    138.26    170.01    208.58    293.21

S&P Telephone Index      100.00    95.87    144.42    145.86    203.68    299.21



Assumes $100 invested December 31, 1993 in Shenandoah Telecommunications Company stock, NASDAQ Market Index, and S&P Telephone Index

*Total return assumes reinvestment of dividends


                             EMPLOYMENT OF AUDITORS

        The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of McGladrey and Pullen, LLP as auditors to make an examination of the accounts of the Company for the 1999 fiscal year. It is not expected that representatives of the firm will be present at the annual meeting.


                          PROPOSALS OF SECURITY HOLDERS

        Proposals of security holders to be included in management's proxy statement and form of proxy relating to next year's annual meeting must be received at the Company's principal executive offices not later than November 27, 1999.


                                  OTHER MATTERS

        Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters, including any matters dealing with the conduct of the meeting.


                                    FORM 10-K
     The Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available to stockholders, without charge, upon request to Mr. Laurence F. Paxton, Vice President-Finance, Shenandoah Telecommunications Company, P. O. Box 459, Edinburg, VA 22824.

Shenandoah Telecommunications Company                                 PROXY
124 South Main Street
Edinburg, VA  22824                     This proxy is solicited on behalf of the
                                        Board of Directors

        The undersigned hereby appoints Noel M. Borden, Christopher E. French, and Grover M. Holler, Jr., and each of them, as Proxies with full power of substitution, to vote all common stock of Shenandoah Telecommunications Company held of record by the undersigned as of March 23, 1999, at the Annual Meeting of Stockholders to be held on April 20, 1999, and at any and all adjournments thereof.

1.  Election of Directors
     FOR CLASS I         Douglas C. Arthur, Harold Morrison, Jr., and Zane Neff

   To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed above.

             Vote Withheld for all nominees listed above.

    The Board of Directors unanimously recommends a vote "FOR" election of directors.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

       THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

      Please mark, sign exactly as name appears below, date, and return this proxy card promptly, using the enclosed envelope, whether or not you plan to attend the meeting.



                                          When    signing    as    attorney,
                                          executor, administrator,  trustee,
                                          guardian,  or agent,  please  give
                                          full   title   as   such.   If   a
                                          corporation,  please  sign in full
                                          corporate  name  by  president  or
                                          other  authorized  officer.  If  a
                                          partnership,    please   sign   in
                                          partnership   name  by  authorized
                                          person.
Dated __________________________, 1999
                                          ----------------------------------
     I plan to attend the meeting         SIGNATURE
     Number of persons attending

     I cannot attend the meeting          ADDITIONAL SIGNATURE (if held jointly)